Filed pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration No. 333-159321
April 15, 2010

NPS Pharmaceuticals, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement when available, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the prospectus supplement if you request it by calling Canaccord Adams Inc. toll-free at 1-800-225-6201.

Developing treatment options for patients with rare gastrointestinal and endocrine disorders and unmet medical need Treating rare diseases Transforming lives

Safe Harbor Statement This presentation contains forward-looking statements. These statements are based on management’s current expectations and beliefs. Actual results could differ materially from those described. Please refer to company documents filed with the SEC for a more detailed discussion of risks. NPS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise. April 2010

The NPS business model balances rewards, risks & resources Two Phase 3 registration programs for specialty orphan indications GATTEX® (teduglutide) for short bowel syndrome NPSP558 (parathyroid hormone 1-84) for hypoparathyroidism Flexible outsourcing business model optimizes resources and limits financial exposure Only recourse debt is $50M convertible note due in 2014 Royalty-based portfolio provides significant future revenue potential Partially monetized as non-recourse debt REGPARA® Partially monetized Unencumbered

Solid execution has set the foundation for 2010 to be a defining year Extending financial runway Pro forma cash and investments balance of $113M at 12/31/09 Recently received $38 million for monetization of REGPARA royalties ~$75M cash and investments at 12/31/09 Evaluating additional ways to extend financial runway Advancing two registration programs STEPS study of GATTEX in SBS Upcoming catalysts: complete randomization and report top line results REPLACE study of NPSP558 in hypoparathyroidism Upcoming catalysts: complete enrollment, randomization and report top line results Ensuring regulatory, supply chain, and commercial readiness Regulatory activities underway to support timely filing of two NDA submissions Long-term commercial supply chain in place for GATTEX and NPSP558 Extensive qualitative and quantitative commercial research underway

Product pipeline includes two advancing registration programs Teduglutide: pediatric indications Teduglutide: chemotherapy-induced GI mucositis NPSP558: hypoparathyroidism GATTEX® (teduglutide): SBS Program Preclinical Phase 1 Phase 2 Phase 3 Commercial

GATTEX® (teduglutide) is a GLP-2 analog and a potential first-in-class compound GLP-2 is a 33-amino peptide secreted from intestinal L-cells following meal ingestion Exogenous GLP-2 administration Expands intestinal mucosa through stimulation of crypt cell growth and reduction of enterocyte apoptosis Enhances nutrient absorption Stimulates intestinal blood flow Increases barrier function Inhibits gastric acid secretion and emptying Potential clinical benefits in intestinal failure Patent exclusivity through April 2020 Control Teduglutide

Lead indication for GATTEX is parenteral nutrition dependent short bowel syndrome nps pharmaceuticals

- Short bowel syndrome (SBS) results from surgical resection, congenital defect or disease-associated loss of absorption
  - Characterized by the inability to maintain protein-energy, fluid, electrolyte or micronutrient balances on a conventional diet
  - Patients require intravenous feeding or parenteral nutrition (PN)
- Orphan drug designation
  - ~10,000 to 15,000[1] patients in the U.S.
- High unmet medical need
  - PN is current standard of palliative care

Challenges of PN-dependence
IV drip 3-7 nights/week; 8-12 hours/night
Co-morbidities: liver damage, line sepsis, central venous thrombosis
Low quality-of-life
Direct cost $100,000+ per patient per year

Benefits of intestinal rehabilitation
Reduction or elimination of PN dependence
Improved nutrition and hydration
Improved quality-of-life
Reduction of direct and indirect costs

[1] *AGA Technical Review on SBS & Intestinal Transplantation; Gastroenterology 2003;124:1111 – 1134 and NPS market research*

April 2010

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Design of first Phase 3 registration study of GATTEX for PN-dependent SBS Patients Placebo (n=16) Pivotal Phase 3 Study Phase 3-Extension Study 0.05 mg/kg SC QD (n=35) 0.10 mg/kg SC QD (n=32) 0.05 mg/kg SC QD (n=25) 0.10 mg/kg SC QD (n=27) 0.05 mg/kg SC QD (n=6) 0.10 mg/kg SC QD (n=7) 24-week pivotal Phase 3 20% reduction of PN at week 20 and 24 from baseline wk (-8)---------------------Baseline---------- wk 20-24----------------wk 52 PN Optimization and Stabilization 52-week extension study 20% reduction of PN maintained or improved at 52 weeks of therapy Randomization Endpoint

First Phase 3 study of GATTEX demonstrated GATTEX safely reduced PN-dependence of SBS patients Placebo High Dose Low Dose 24 Weeks 52 Weeks Patients weaned off PN: 3 patients during pivotal study and remained PN-free at 52 weeks 1 additional patient during extension study 6% 46% p=0.007 25% p=0.161 68% 52% 0% 10% 20% 30% 40% 50% 60% 70% Responder Rates (RR)

Phase 3-extension study results support previously reported findings Mean Reduction in PN Volume after 52 weeks Responder rates* for placebo patients converted to GATTEX * 20% reduction in PN at week 52 51% 24% Low-Dose High-Dose 100% 29% Low-Dose High-Dose

At week 52 GATTEX achieved significant reductions in mean weekly PN volume Mean Reduction in PN (L/Week) Baseline PN Values: Placebo: 10.7L 0.05 mg/kg/d: 9.6L 0.10 mg/kg/d: 12.7L Phase 3-Extension Phase 3 Study -4.9L -3.3L Note: Based on available patients at each visit -51% vs. baseline -6 -5 -4 -3 -2 -1 0 1 Baseline 4 8 12 16 20 24 28 32 36 40 44 52 Week Placebo 0.05 mg/kg/d 0.10 mg/kg/d

Many AEs may be caused by the pharmacological benefits of GATTEX Headache 1 (6.3%) 11 (26.8%) 13 (33.3%) Abdominal pain 2 (12.5%) 9 (22.0%) 12 (30.8%) Nasopharyngitis 2 (12.5%) 9 (22.0%) 7 (17.9%) Catheter sepsis 2 (12.5%) 8 (19.5%) 5 (12.8%) Abdominal distension 0 (0.0%) 7 (17.1%) 5 (12.8%) Nausea 4 (25.0%) 7 (17.1%) 12 (30.8%) Urinary tract infection 3 (18.8%) 6 (14.6%) 6 (15.4%) Vomiting 2 (12.5%) 6 (14.6%) 8 (20.5%) Abdominal pain - upper 0 (0.0%) 5 (12.2%) 3 (7.7%) Pyrexia 1 (6.3%) 5 (12.2%) 4 (10.3%) Source ACG 2008 Gilroy, et al. From completed Phase 3 studies of teduglutide in SBS * Ranked by 0.05 dose Adverse Event Placebo (n=16) 0.05 mg/kg/d* (n=41) 0.10 mg/kg/d (n=39)

The pharmacological benefits of GATTEX may also explain several dropouts 83 71 12 4 3 2 1 1 1 67 56 11 4 3 1 1 1 1 16 15 1 -- -- 1 -- -- -- Randomized and dosed (ITT) Completed study Discontinued study Reasons for discontinuation: Subject decision GI disorders Catheter sepsis General, nervous system & GI disorders Nervous system, drug (benzodiazepine) increased Congestive heart failure Total Teduglutide Placebo

Additional analyses of secondary endpoints confirm GATTEX’s potential in SBS 2009 DDW Teduglutide achieved a significant increase in absolute intestinal absorption and a decrease in electrolyte losses in SBS patients who are dependent on parenteral nutrition1 Teduglutide triggered a significant increase in energy absorption in patients who consumed a constant diet during the 24-week treatment period2 Citrulline could be a useful biomarker for predicting reductions in parenteral nutrition consumption through teduglutide use3 2009 ACG Teduglutide improves electrolyte and wet weight absorption in short bowel syndrome patients, but this is not correlated to increases in plasma citrulline Teduglutide improves lean body mass and total bone mineral content in short bowel patients depending on home parenteral nutrition 1 “Teduglutide, a Novel GLP-2 Analogue, Decreases Fecal Wet Weight, Sodium and Potassium Excretion in Short Bowel Syndrome (SBS) Patients Dependent on Parenteral Nutrition (PN)” by B. Jeppesen et al. 2 “The Influence of Teduglutide, a Novel GLP-2 Analogue, on Energy Absorption in Short Bowel Syndrome (SBS) Patients Dependent on Parenteral Nutrition (PN)” by B. Jeppesen et al. 3 Citrulline: a Potential Predictor of Reductions in Parenteral Nutrition Achieved in Chronic Parenteral Nutrition Dependant Patients with Short Bowel Syndrome (SBS) Treated with Teduglutide” by R. Gilroy et al.

Second Phase 3 registration study of GATTEX (STEPS) underway with enrollment substantially complete STEPS Registration Study GATTEX 0.05 mg/kg/day (n=43) 6 months Optimization & stabilization Primary endpoint: 20% reduction of PN at week 20 from baseline and maintained at week 24 86-patient study; 1:1 randomization 35+ sites in US, EU, and Canada Enrollment substantially complete After completion, patients can enter STEPS 2 for 24 months of GATTEX Estimated cost of STEPS: ~$25-30M Estimated cost of STEPS 2: ~$10-15M Nycomed shares 50% of external clinical costs for STEPS and STEPS 2 Placebo (n=43) STEPS 2 Extension Study 24 months GATTEX 0.05 mg/kg/day GATTEX 0.05 mg/kg/day 1-4 months

Qualitative and quantitative market research underscore the significant unmet need in SBS Patient feedback 7-18 hours of PN at a time / many days a week Significantly hinders their quality-of-life Central line infections also a concern Physician feedback Projecting from patient records U.S. target population confirmed at 10 to 15 thousand PN-dependent patients 80% of physicians interviewed validated high unmet medical need Reducing PN dependence was number one treatment goal Payor feedback Positive reimbursement outlook with both commercial and Medicare plans

SBS patients’ perspectives on living with chronic PN dependence Patient quotes from NPS market research If you want a one-word description [of living with Short-Bowel Syndrome], it’s ‘hell’’. It changes your whole life, it ruins your life. There are ups and downs – mostly downs. It’s very difficult to manage, very difficult. I’m going so much I have no life. I can’t go anywhere – you go out anywhere you keep going to the bathroom. The bathroom is probably the most annoying thing I always have plastic bags with me and because my bag will fill up really fast I’ve emptied it on the subway If you do it really fast, people have no idea what’s going on, but it’s still a pain to do.

Teduglutide’s broad therapeutic spectrum offers multiple intestinal failure opportunities Acceleration Of Intestinal Maturation Pediatrics PN-Dependent Short Bowel Syndrome Malabsorption Celiac Disease Severe Diarrhea Other Malabsorption Disorders Congenital Villous Atrophy Necrotizing Enterocolitis Short Bowel Syndrome Ulcerative Colitis Crohn’s Active & Remission Inflammatory Bowel Disease (IBD) Radiation-Therapy-Induced GIM Chemotherapy-Induced GIM GI Mucositis (GIM) Febrile Neutropenia Infection & Sepsis Prevention INDICATIONS INTESTINAL FAILURE CONDITION Intestinal failure is characterized by the inability to maintain protein, energy, fluid, electrolyte or micronutrient balance

NPSP558 (parathyroid hormone 1-84) in hypoparathyroidism

Hypoparathyroidism is a rare and chronic disorder with no approved therapy Hypoparathyroidism is a state of decreased secretion or decreased activity of parathyroid hormone (PTH) Causes of hypoparathyroidism: Parathyroidectomy leading to deficient PTH secretion Inability of parathyroid glands to produce active PTH Inability of the kidneys & bones to respond to the PTH being produced by normal PTH glands Orphan status in the U.S. Prevalence could be as high as 65,000* patients Epidemiological evaluations ongoing * Company estimate

Symptoms of hypoparathyroidism range from mild to severe and current standard-of-care is palliative The lack of PTH leads to hypocalcemia and hyperphosphatemia All of the symptoms of hypocalcemia are due to neurological dysfunction (primarily), muscular dysfunction (to a lesser extent) and reduced bone remodeling Symptoms range from mild to severe Tingling in the hands, fingers, and around the mouth “Brain fog” Tetany, convulsions and psychosis The issue is the absence of parathyroid hormone Lifelong high-dose vitamin D and calcium supplementation Associated with co-morbidities, including: Organ calcifications in kidneys, heart, and brain Risk of vitamin D intoxication Some patients require permanent catheter for IV Ca++ Current Standard of Care is Palliative

NPSP558 could be the first treatment for hypoparathyroidism NPSP558 is a recombinant human parathyroid hormone (PTH 1-84) Identical to the full-length native 84-amino acid polypeptide NPSP558 could be first true replacement therapy for hypoparathyroidism Patent exclusivity at least until December 2018

Recently published results from Phase 2 IIT support the potential of NPSP558 in hypoparathyroidism Two-year study of 30 hypoparathyroidism patients receiving every-other-day SC 100 µg PTH (1-84) PI: Dr. John Bilezikian, MD, Columbia Univ. Supported by grants from the FDA Orphan Division, NIH & NPS Pharmaceuticals PTH (1-84) significantly reduced calcium and vitamin D supplementation Source: Therapy of hypoparathyroidism with intact parathyroid hormone (Rubin et al Osteoporosis International Published online: 22 January 2010) Therapy of hypoparathyroidism with intact parathyroid hormone M. R. Rubin · J. Sliney Jr. · D. J. McMahon · S. J. Silverberg · J. P. Bilezikian Note: Data are mean ± standard deviation; *p<0.05 as compared to baseline 0 1 2 3 4 5 6 0 1 3 6 9 12 18 24 Calcium Supplemetation (gm/d) Months of PTH Treatment * * * * * 0 0.2 0.4 0.6 0.8 1 1.2 1.4 0 1 3 6 9 12 18 24 1, 25-dihydroyvitamin D Supplementation (µg/d) Months PTH Treatment * * * * * *

* * * * * * Treatment with PTH 1-84 provides the hormone that is missing which should improve or restore homeostasis Serum calcium was maintained within the normal range despite significantly reducing supplements Urinary calcium indicated higher serum calcium attained without additional renal risks Source: Therapy of hypoparathyroidism with intact parathyroid hormone (Rubin et al Osteoporosis International Published online: 22 January 2010) Note: The shaded area shows the normal ranges of serum calcium. Urinary calcium increased at 3 months but, otherwise, did not change. The heavier and lighter dashed lines show the upper limit of normal urinary calcium levels in men and women, respectively. Data are mean ± SD; *p<0.05 as compared to baseline.

Optimization (week -10 to week 0) Baseline Placebo 50µg QD 75µg QD 100µg QD Week 24 * * * * * Insufficient response - titrate up Phase 3 registration study of NPSP558 in hypoparathyroidism (REPLACE) is underway Randomized, double-blind, dose escalating, placebo-controlled, Phase 3 study Primary endpoint: demonstrate a 50% reduction in supplementation and normalize serum calcium 110 patients randomized 30+ sites in the US, EU and Canada Enrollment target: 2H10 Estimated study cost $20-$25M

Qualitative market research supports the significant unmet need in hypoparathyroidism Patient feedback Dissatisfied with high pill burden and lifelong challenge of managing symptoms and integrity of kidneys Symptoms include “brain fog”, fatigue, tingling, and muscle cramps Enthusiastic about NPSP558 profile Physician feedback Physicians were most excited about the ability to treat the underlying cause of hypoparathyroidism rather than just managing symptoms Payor feedback Both commercial and Medicare payors were highly likely to cover NPSP558 Next step: comprehensive quantitative analysis

Hypoparathyroidism patients’ perspectives on living with hypoparathyroidism I was a very active person, I lifted weights four, five times a week, I went to the gym every chance I got, I played golf every chance I got, practiced a lot, worked harder at my job... and now by the time two o’clock comes around, I’m just drained. It has an affect on the cognitive ability... We call it a brain fog. It’s a really deep brain fog that you go into... In my opinion, it throws off the hard-wiring in the brain. You can’t have the calcium level at a normal point... because within a few years you’re blowing out your kidneys. I’m just really just trying to protect my kidneys, trying to keep them functional. There are five stages of kidney failure. Last year I was mostly in four and five. Patient quotes from NPS market research

Royalty-based portfolio

Cinacalcet HCl is marketed by Amgen and Kyowa Kirin for secondary hyperparathyroidism NPS earns royalties on sales of Sensipar® (US) and Mimpara® (EU) Royalties partially monetized in 2004 & 2007 as non-recourse debt Amgen’s reported sales: 4Q09 $171M (+12% YOY) and FY09 $651M (+9% YOY) EVOLVE study results expected in 2011; could provide upside Patent exclusivity expected at least through July 2017 Residual royalties represent significant value Launched in Japan in 1Q08 Royalties partially monetized in 2010 for $38.4 million Patent exclusivity expected until October 2020

Preotact® (PTH 1-84) is marketed by Nycomed for osteoporosis (ex-US) Ex-US rights to develop and market Preotact®, PTH (1-84) Commercialized in Europe for osteoporosis Royalties monetized in 2007 for $50M with DRI Capital Recorded as non-recourse debt When DRI receives two and a half times the principal advanced, remaining royalties return to NPS

Nycomed has licensed the ex-US rights to teduglutide Ex-North American rights to develop and market teduglutide NPS received $35M upfront Double-digit royalties on product sales Up to $180M in additional regulatory and commercial milestones across all indications Joint development program underway for SBS Nycomed sharing external costs and providing operational support for STEPS and STEPS 2 studies

Nucynta® is marketed by Ortho-McNeil-Janssen for moderate to severe acute pain Centrally acting oral analgesic with two mechanisms of action Mu-opioid receptor agonism and norepinephrine reuptake inhibition Launched June 2009 for moderate to severe acute pain in adults Under a 2006 patent agreement NPS receives royalties on US sales 4Q09 royalties: ~$200K

Key financial information $113 Pro forma cash and investments at 12/31/094 $75-90 2010 cash burn guidance3 48 Shares outstanding $75 Total cash and investments $26 Current liabilities2 $118 Total assets1 $50 5.75% convertible debt due 2014 ($5.44 conversion price) 1 Excludes restricted cash for Sensipar-backed A notes ($27.2M) 2 Excludes amounts associated with Sensipar-backed non-recourse debt 3 Drivers: (i) favorable 2009 cash burn variance shifted to 2010 (~$15M); (ii) validation and commercial scale batches (~$17M); and P3 studies and other regulatory-readiness activities (~$17M) 4 Includes $38.4 million received for monetization of REGPARA 12/31/09 (in millions)

Key catalysts in the next 12 to 15 months Completing randomization of STEPS (GATTEX in SBS) Reporting top line results from STEPS Completing enrollment and randomization of REPLACE (NPSP558 in hypoparathyroidism) Submitting an IND for additional teduglutide indication Pediatric indication and/or chemotherapy-induced GI mucositis Nycomed’s filing of EMEA marketing application for teduglutide in SBS Extending the company’s financial runway Recently received $38 million for monetization of REGPARA royalties

The NPS business model balances rewards, risks & resources Two Phase 3 registration programs for specialty orphan indications GATTEX® (teduglutide) for short bowel syndrome NPSP558 (parathyroid hormone 1-84) for hypoparathyroidism Flexible outsourcing business model optimizes resources and limits financial exposure Only recourse debt is $50M convertible note due in 2014 Royalty-based portfolio provides significant future revenue potential Partially monetized as non-recourse debt REGPARA® Partially monetized Unencumbered

Developing treatment options for patients with rare gastrointestinal and endocrine disorders and unmet medical need... Treating rare diseases... Transforming lives...